Exhibit 4.2

AUTONAVI HOLDINGS LIMITED

Number	Shares
[ ]	-[ ]-

Incorporated under the laws of the Cayman Islands

Share capital is US$50,000 divided into 500,000,000 Shares of US$0.0001 par value each

THIS IS TO CERTIFY THAT [            ] is the registered holder of [            ] Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the      day of              2010 by:

DIRECTOR